Logan’s Roadhouse, Inc.
Fourth Quarter 2013 Earnings Conference Call
October 31, 2013

Operator:
Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Fourth Quarter and Fiscal Year 2013 Earnings Conference Call of LRI Holdings Incorporated, the parent company of Logan’s Roadhouse Incorporated. At this time, all participants have been placed in a listen-only mode; however, all lines will be open for questions following the presentation. This conference is being recorded today, Thursday, October 31, 2013 and will be available for replay beginning at 1:30 pm Eastern Time. The replay dial-in numbers are available in the earnings press release, which can be found on the Company’s website at www.logansroadhouse.com under the Investor Relations section.

Hosting the call today are Mr. Mike Andres, President, Chief Executive Officer and Chairman, and Ms. Amy Bertauski, Chief Financial Officer. I’d now like to turn the call over to Ms. Amy Bertauski. Please go ahead, ma’am.

Amy Bertauski:
Thank you, Operator, and good morning. By now, each of you should have access to our financial results for the fourth quarter and fiscal year 2013. If you have not yet seen our earnings release or our annual report on Form 10-K, they can be found on our website at www.logansroadhouse.com, under the Investor Relations section.
Before we begin our formal remarks, I need to remind everyone that part of our discussion today may contain statements about future events and expectations that constitute forward-looking statements. These statements are based on our beliefs, assumptions, and expectations of future financial and operating performance and growth plans, taking into account the information currently available to us and do not represent historical fact.
They involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results that we expect or imply in any forward-looking statements, and one should not place undue reliance on them. Factors that could cause our results to differ are discussed in our SEC filings, and we undertake no obligation to update any forward-looking statements.
Also during today’s call, we may discuss EBITDA, adjusted EBITDA, adjusted EBITDAR and restaurant operating margins, which are non-GAAP financial measures as defined under the rules of the SEC, but in our estimation measures that provide useful information about our operating performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with

GAAP, and reconciliation tables to comparable GAAP measures are available in both our earnings release and in our 10-K.
With all of that out of the way, I’d like to turn the call over to Mike.
Mike Andres:
Thank you Amy and good morning everyone.

We continue to make progress on our five sources of growth that we introduced on our last call. Our efforts and investment in resources continue to be defined by working towards addressing gaps between guest expectations and our own execution and offering. While we are not satisfied with this quarter’s results, expectations should take into account three significant factors. First and foremost is that we expect a correlation between the degree of success and degree of change. Our change efforts are comprehensive in nature and many require validation through consumer and operational testing, all which will take some time. Secondly, when taking a longer term perspective on building our brand and guest satisfaction, we are taking a critical look at all of our practices and behaviors including our promotional activity. Short-term discounting tactics (specifically Buy One Get One) create several negative dynamics to the operation of our restaurants. While we have enjoyed short-term sales and transaction bumps from these tactics, the impact on restaurant level execution and the resulting impact on guest and employee satisfaction create negative residuals. Moving forward we are working to reduce our reliance on these tactics and use them more strategically. The net effect will result in some choppiness in sales and guest count comparables but that effect will not be proportional to EBITDA. Finally, as is well documented, the industry continues to be challenged by economic headwinds. These headwinds have led to significant increases in competitive activities and promotions which continue to put pressure on sales and traffic growth.

Our organization continues to be energized around returning to our roots as a steakhouse that’s known for high quality, great tasting food, service that creates lifelong friends, in a fun atmosphere…and delivering exceptional value to our guests. What guest’s perceive to be value continues to change however; it will always be more than price. Factors that are more important include the quality of the food and beverage, taste and freshness and the accuracy of the order. Ultimately, it’s about the overall experience you receive for the money you pay. Getting this right, from our current and lapsed guest’s perspective, continues to be our priority and we will take the time and make the efforts necessary to ensure that we meet or exceed the consumer expectations for value in casual dining.

As we discussed in the last call, we have determined five sources of growth that we will commit and focus our resources to.

Optimizing restaurant execution is one of our sources of growth. Critical to this effort is to upgrade our tools and capabilities to provide our restaurant managers better tools to help them manage labor more efficiently and effectively. This is especially important during peak periods to staff appropriately to ensure that we minimize wait times, speed up service and enhance accuracy. These tools will lead to better projections and better allocation of labor. While we don’t expect any savings in the labor line, we are expecting better utilization of labor to build capacity and improve the speed and quality of service which will drive traffic growth.

We are also working to improve our training and deployment practices as we prepare to implement system wide changes in our menu and our overall guest experience once we validate those changes. We continue to work on initiatives that will directly impact key drivers to overall guest satisfaction. Among those are server attentiveness, friendliness and restaurant cleanliness.

Our second source of growth is around concept and brand revitalization. We are proud of our roadhouse origins and will continue to feature authentic spaces that invite you to come as you are, with warm hearted and caring service, inviting aromas and the sounds of timeless music. We have undertaken extensive time and effort, sought consumer feedback and operationally tested different iterations of menu development. The one constant throughout all these iterations is to ensure that we take no short-cuts in delivering high quality, made-from-scratch, southern inspired dishes and a range of signature items. We will also continue to work to improve our processes and cooking procedures around preparing our hand cut steaks that are cooked over a mesquite wood-fire grill. Improving our steak credentials and pairing those great steaks with made-from-scratch yeast rolls, sides, dressings and appetizers will be the foundation for delivering an exceptional value experience to our guests.

Our approach to marketing our business continues to evolve. As I mentioned in our last call, we have partnered with a new advertising agency, as well as a new media buying agency. Working with our marketing leadership, this new team has been working on creative that will update our brand voice, and better tailor our media mix to become more effective and efficient. We also putting additional investment in local store marketing activity as we seek to be more involved and connected with the communities in which we do business.

Our next source of growth is to execute a comprehensive strategy to grow our liquor, beer and wine business. Recently, we launched this strategy system-wide. Included in this plan are creative new drinks, new drink presentations and glassware, menu and operations. We are pleased with the early results of this effort.

Lastly, we continue to be pleased with the performance of our 2013 class of new restaurants. This performance gives us continued confidence in the vitality of the brand. As I mentioned in the last call, we will slow restaurant growth in FY2014 to allow us to focus on needed investments in our existing restaurant base. We will open no more than five new stores this year and expect to ramp up in FY2015. We have refined our new building proto-type to combine the concept-defining elements of our earlier buildings with the efficiencies of our new buildings. We will be testing this new prototype at one or more of the new locations this year.
We are reminded daily of the intense competition for share of market. Over the last few months, we have undertaken a very critical review of every aspect of our offering and execution from our guest’s perspective to put a plan together that will address key gaps. These may be gaps against our competition, gaps between our guest expectations and our own execution and gaps around where our concept is today and where we see the consumer heading. We continue to work towards addressing all of these gaps to ensure that we are positioned well to take market share in the future and deliver sustainable growth as the best casual steakhouse in the marketplace.

I’d like to turn it back to Amy for our financial review.

Amy Bertauski:

Thank you, Mike. In terms of the fourth quarter, net sales increased 1.2 percent to 161.7 million compared to 159.8 million in the same quarter last year. The increase was driven by restaurant operating week growth of 5.9 percent that was largely offset by lower average sales per restaurant.
We experienced a decrease in comparable sales of 3.9 percent for the quarter comprised of a 5.7 percent decline in traffic while our average check rose 1.9 percent due to increased menu pricing and continued gains in alcohol sales.
In the fourth quarter, we opened our 13th and final restaurant of fiscal 2013, so as of today; our system-wide restaurant count is 259 Logan’s Roadhouses which includes 233 Company-operated restaurants and 26 franchise locations.
Turning to costs, our cost of sales increased 3.2 percent to 54.8 million from 53.1 million in the year-ago period and, as a percentage of restaurant sales, increased 70 basis points to 33.9 percent. This was due primarily to commodity inflation of 3.9 percent in the fourth quarter partially offset by effective pricing of just under 1 percent.
Labor costs increased 4.1 percent to 48.4 million compared to 46.5 million in the same period last year and, as a percentage of restaurant sales, labor costs increased 80 basis points to 30.0 percent. The increase was attributed to the lost sales leverage on fixed labor components.
Occupancy costs increased 7.1 percent to 13.5 million compared to 12.6 million in the same period last year. As a percentage of restaurant sales, occupancy costs increased 50 basis points to 8.3 percent due to our growing mix of new restaurants with ground and building leases along with the de-leveraging effect of lower sales.
Other restaurant operating costs of 27.9 million are essentially flat compared to the same period last year as higher maintenance expenses negated favorable advertising expenses.

As a percentage of restaurant sales, other restaurant operating costs decreased 20 basis points to 17.2 percent.
General and administrative expense increased 15.0 percent to 7.8 million compared to 6.8 million in the same period last year due to increased legal fees, stock compensation expense, training expenses and initiatives. General and administrative expenses were 4.8 percent of total revenues in the fourth quarter, compared to 4.2 percent for the same period last year.
Based on the aforementioned, our adjusted EBITDA decreased 25.3 percent or 4.1 million, bringing us to 12.2 million and, on a margin basis, adjusted EBITDA fell 270 basis points to 7.5 percent from 10.2 percent.
We ended the fourth quarter with a leverage ratio as defined in our recently amended credit agreement at 5.6 times consolidated EBITDA compared to our maximum allowable leverage ratio of 7 times for the period and, an interest coverage ratio of 1.2, compared to our minimum allowable interest coverage ratio of 1.1 times.
I would also like to point out during Q4 that we reported 1.5 million of non-cash restaurant impairment charges in addition to 91.5 million of goodwill impairment. The non-cash goodwill impairment charge was driven by updated projections reflecting recent traffic trends and lower new unit growth assumptions, along with the continued negative impact of commodity inflation.
Turning to liquidity, we incurred net capital expenditures of roughly 10 million for the fiscal year, including an offset from sale and leaseback transactions of 16.6 million. We opened 13 new restaurants in fiscal 2013 with three restaurants financed through land leases and the other 10 financed through land and building leases.
In terms of our outlook for the upcoming year,
First, with respect to commodities, we have fixed price commitments on approximately 40 percent of our commodity needs and anticipate commodity inflation of roughly 2 percent, compared to 3.4% inflation last year.
As Mike stated earlier, our focus is on building sales and traffic within our existing restaurant base which supports a slowdown in our growth trajectory as it relates to fiscal 2014. We are therefore planning to open no more than 5 new restaurants in fiscal 2014, through lease financing, with expected opening dates late in the fiscal year.
Also, as we look forward, we would like to also remind you that fiscal 2014 will be a 53 week year.
And with that financial review, we are now ready to answer your questions.

Operator:
Thank you. If you'd like to ask a question, please do so by pressing the star key, followed by the digit one, on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star, one, to ask a question. We'll pause for a just moment to allow everyone an opportunity to signal for questions.

We'll go to Hale Holden with Barclays.

Hale Holden:
Hi, thanks for taking my question. The first question was on the promotions, revisiting the two for one promotions. Was that done in the current quarter, or is that something that's new going forward? And then separately, are there any concerns on how you manage this pullback on promotions versus traffic declines versus the competitive set and how do you think about keeping it all balanced while you work through the transition?

Mike Andres:
Thanks Hale, for that question. It is for the current quarter and the plan would be looking at the entire year and trying to look at it more strategically from the standpoint of moving forward. We want to use promotions when we know that our traffic is going to be light, specifically around holidays and things of that nature, versus more randomly. As you noted in our first quarter of this year, which was a challenging year for the whole industry, you’ve definitely seen an uptick in competitive promotional activity. We've had to respond to that. While we, in principle, want to reduce the number of two for one promotions, we are still looking at trying to do this in a prudent and responsible way moving forward. We'll continue to monitor this comping against those from last year to determine where we are and make those decisions. We're also looking at ways we can better execute at the restaurant level to make it easier for our operators. So that the experience for our guest is what they would expect it to be, and that our employees also will be able to deal with the short‑term increase in preparing and serving food at half the revenue.

Hale Holden:
Okay. And then the second question is how long do you think it is before you’re in the position to roll out the new menu changes, or new menu across the system?

Mike Andres:
Well, we’ve tested three different propositions in the last couple of months, and we are now expanding to a market test as we speak. So we will continue to read, refine and move forward from there based on those results.

Hale Holden:
Any chance you could tell us what some of the differences are, or some of the things that are testing well?

Mike Andres:

Well, as you look at our brand and our brand identity from the consumer's perspective right now, specifically in relation to how we compare with our competitors, it's around how we're more perceived as affordable versus our competitors are more perceived, and I talk about our steak competitors, as a good value. So we're focused, as I mentioned, on what are the elements of value in the consumer's minds. It really goes straight to great‑tasting food, food quality and the experience they get for their money. We're spending a lot of time and effort in looking at all of our recipes. We're putting more prep into the back of the house so that just about everything that comes out will be made from scratch, high‑quality recipes, and things that we expect will surprise and excite our guests in terms of the taste, freshness and quality for the price. That's where we want to end up.

Hale Holden:
Great, thank you. Thanks for taking the call.

Mike Andres:
Thank you.

Operator:
Thank you. We’ll go next to Rosemary Sisson with Lazard Capital Markets.

Rosemary Sisson:
Yes, good morning. I wanted to ask a little bit more about the competitive environment in terms of who are your more direct steakhouse competitors, and has that changed over the course of the last six months? How do you see that coming up?

Mike Andres:
Thanks, Rosemary. Well, they’re the same crowd. It’s Texas Roadhouse, Longhorn, Outback and Lone Star. Specifically, Texas is very similar to our concept and so you can say that we're doing direct competition with them in the marketplace and feel the impact of each other’s actions. Longhorn and Outback are certainly in that place, except they're trying to move a little bit more upscale in their offering. So it's pretty intense every day.

Rosemary Sisson:
In terms of when you said you are perceived as being more affordable relative to the competition, are you talking about more affordable versus Texas Roadhouse or versus Longhorn and Outback?

Mike Andres:
I think we're more affordable than all three of them, but that's not necessarily a good thing, if you're perceived as just the place to go based on price. That's not where we want to be in terms of a sustainable growth platform moving forward. What we're looking at is redefining what value is by listening to what the guest says value represents to them. Fundamentally, it's all about the quality of the food, taste, freshness, accuracy, friendliness, and what you get for the price that you pay. We're looking to evolve our menu and also have an every‑day low price offering. So that the food you get for the price you pay is going to be the best in the marketplace.

Rosemary Sisson:
Okay. So as you move that offering up to better quality, both in terms of the food as well as the service, do you see the menu prices rising in step with that? Or are you going to try to keep yourself below the competitors? Or how do you see price working out in that equation?

Mike Andres:
Well, it's a very challenging ballet, if you will, but clearly where we're looking at making sure that we have that every‑day low price offering. An extensive number of offerings would be below, say $10 on the menu. These meals would be available every day and include the entrée, a couple of sides and our yeast rolls, which is a great. We're also looking at engineering the rest of the menu to get more cents per guest so that ultimately when we model this out we'll be able to pay for it.

Rosemary Sisson:
Okay. And have you found, through your work with the customer to determine that this was an important thing for them, that you will be able to increase their frequency of visit? Or how do you look at that? With your new marketing plan, will you be trying to emphasize, more to try to draw in new customers, or get more frequency from your existing? Probably a combination of the both, but how do you think about that?

Mike Andres:
It's clearly a combination of both, but the end‑game is building traffic. Everything we're focused on is to build traffic and take share. We want to make sure that our operators have the best offering on the street, so that when they compete, it will all be based on how well they execute it.

Rosemary Sisson:
Okay. Alright, well, thank you very much for all the time.

Mike Andres:
Thank you.

Operator:
Thank you. We'll go next to Bryan Hunt with Wells Fargo Securities.

Bryan Hunt:
Thanks for taking my questions. Mike, you mentioned a lot of issues with regards to the performance gaps. Food quality seems likely the biggest focus. Can you talk about the process of getting from where you are today and how will you evaluate your success ultimately, as well as the timeframe for what you might believe it will take to execute your strategy?

Mike Andres:
Thanks, Bryan. To answer your last question first, we'll evaluate it based on consumer acceptance, which will be based on repeat business and also as we do some in-depth research in terms of the food, how the guest sees it. And also, our servers are very important in this equation. If our servers are proud of the food that they're serving, and the conversation at the table is about the food that helps a tremendous amount in terms of building the brand to where we want it to be. It takes a lot of time both in our kitchens and with our suppliers to find the right combination in terms of recipes. There are new processes in the back of the house in terms of prep that we have to go through, so all of that starts in the kitchen. Then it goes into operational tests, and some test stores in the marketplace. Daily we learn and we change, and we move to where the consumer is asking us. There are things that we take off the menu that they tell us they miss. One of the things that I've talked about on the last couple of calls is around the complexity of our current menu and its execution challenges. So part of this process is that we do fewer things, and that we do those fewer things better. We remove the complexity to make sure at the end of the day, we're executing this new menu. However, it's more than just the food. It is also how it comes out on the plate. The window manager is responsible for making sure every plate is touched and looked at and evaluated. Our plan is comprehensive to include training and staffing to deliver better food.

Bryan Hunt:
It sounds like this is at least the next 12 months type of process, with so much in the air. Does that sound like a fair assessment?

Mike Andres:
We will tell you this, there is clearly a sense of urgency on our part but we will do it right. I don't see this being rolled out system-wide all at once, because it's very important that it's done right, with the proper resources and training behind it. It will be more of a rollout versus an all‑at‑once so that we can put the proper time, effort and energy into each market, to ensure that we can sustain the progress that we make in each area. But, like I said, we're going into a market test right now, and that market test will include some media. The media will start talking about Logan's in a different way, and so I think we won’t really understand and be in a position to make a determination of the next step until probably December.

Bryan Hunt:
All right, and two last questions. One, you’ve opened a lot of stores in the last three years and EBITDA has come down. Can you talk about how many stores on a four‑wall basis are EBITDA negative? That's my first question, and then my last question is when you look at Cap Ex for next year, including maintenance in your new store growth, I would expect it to be fairly low. Can you give us an idea of what your range of Cap Ex will be for the upcoming year?

Amy Bertauski:
Hi, Bryan. I can help you with both of those. We have roughly 20 restaurants that have negative EBITDA as we ended our fiscal year, which is certainly a growing number from where we've been in the past, but, when you look back at our trends, not only on traffic but commodities, those two pieces compounded have certainly led to a growing number of negative EBITDA restaurants. The number of negative EBITDAR you didn't ask, but that number is much smaller, more like a handful that have negative EBITDAR with the four walls, which is important for us to look at given all of our leased locations.

With respect to Cap Ex moving forward, it's a little early to nail down a specific Cap Ex number. I think your conclusions were right with respect to the magnitude, given the pullback in the new restaurant openings. Some flavor that I would give you is that we’ll look, as we move throughout this next year, to provide you with more clarity on, the number of openings in FY2014, as well as early FY2015, because that affects our Cap Ex as we move throughout the year. Also, we want to keep flexibility for any strategic initiatives or investments as we move through our concept and brand revitalization. Thirdly, we're also being very protective in balancing our cash and looking forward. What I can tell you with respect to committed Cap Ex is to remind you that our maintenance Cap Ex runs about $5 million at the restaurant level. I would add another $2 million to that for IT strategic investments as well as home office infrastructure. Then on top of that, for us to open a new restaurant and to finance it with a land and building lease, it's about a $750,000 Cap Ex investment. That's net of the sale leaseback proceeds, so you need to be careful considering the timing of that throughout the year. Those are what we know, and I hope that we'll be able to provide more visibility and nail down a number as we move throughout the fiscal year.

Bryan Hunt:
Thank you very much.

Mike Andres:
I would add too, Bryan, that as you look at the time that potentially it will take to make some of these changes come to fruition, we’ve also just launched our system-wide LBW enhancements which are doing very well. Obviously, if successful, that will be a disproportionate contribution to EBITDA. We're also looking at putting in a new improved actual versus theoretical food cost tool, which we think will help us improve our margins in the food cost side, as well as provide some relief from our commodity pressures that we've seen over the last year. So, as we've continued to iterate and to challenge ourselves to make sure we have the right formula for moving forward, we're still doing things to help us with our financial results in the meantime.

Bryan Hunt:
I've followed the industry for a while and I've seen several companies, relative theoretical, and have experienced pretty significant savings. I mean well in excess of 200 basis points in some instances. Given that you do so much in-house, do you think that magnitude is reasonable in terms of food costs? And what's the timing of that rollout?

Mike Andres:
I don't think 200 is reasonable but I think that I would expect 100.

Amy Bertauski:
One thing I’d mention, Bryan, we're not going from not having a tool at all to having a theoretical food comp tool, but we are improving the in-house tool that we have today to have something much more refined and to the ingredient level versus what we do today. Since we're not going from having nothing to a tool that might lessen the magnitude of what you've seen at other places.

Bryan Hunt:
Thank you very much.

Amy Bertauski:
You're welcome.

Operator:
Thank you. We'll go next to Samuel Sekine with ALJ Capital.

Samuel Sekine:
Just to follow up on the negative EBITDA stores, so of the 20, do you know how many of the new stores are negative EBITDA that were opened in the last year?

Amy Bertauski:
Last year being just the last fiscal year?

Samuel Sekine:
Yes, the 13 new stores.

Amy Bertauski:
Yes. Not any from our most recent class, maybe one in the very early openings of FY13, but not our most recent class of FY13. They're not in that group.

Samuel Sekine:
And do you guys have any plans for any closures?

Amy Bertauski:
We don't have plans today for closures of those restaurants. But, as that number of restaurants has grown that is something that we need to continue to look at and understand what our options are under our leases and what the magnitude is of the negative EBITDA amongst those individual locations. We've closed seven restaurants in our history, the last one being in fiscal year 2009. It is something that we will continue to look at and look for opportunities, but we don't have plans today to close any of those restaurants.

Samuel Sekine:
Okay. And maybe you can help me understand how a new store ramps up, how long it takes to mature, and what's the drag of a new store, at least in its first year or until its maturity period?

Amy Bertauski:
Okay, so I’ll answer it from two different angles. From a sales perspective, our new restaurants open similar to most in the industry with a honeymoon period. Those sales are typically higher the first three months. They settle down a little bit in the second three months so that six months in, they're at a run rate with respect to sales. What I would share with you as far as cash and thinking about the bigger picture, as the honeymoon sales are benefiting those early three months, we also have operating inefficiencies, but those tend to negate each other. So that we're cash flow positive very quick within the first couple months of a restaurant opening. As sales settle down, as I described over six months, our margins will improve as we become more efficient, but from a cash flow perspective, our new restaurants contribute very early in their age.

Samuel Sekine:
Also, one last one. In the press release, you mentioned that it’s all about market share gain, can you talk about any competitors that have performed well in the last period? Just who is really taking market share?

Mike Andres:
Well, we read the same information you read and it looks like Texas had a pretty good quarter. And I haven't seen Outback or Longhorn yet this quarter.

Samuel Sekine:
Is there any commentary or color you guys can give on just how the last three months have been going, since July, at least until now?

Amy Bertauski:
I think we'll wait to report on our Q1 sales performance when we can more fully report on the first quarter as a whole. What I can share with you and what you also probably follow is Knapp Track, which measures casual dining, got very soft through our fourth quarter, May, June and July. That softness continued in August, September and even into early October. I would caution that we're facing the same pressures and challenges, as our casual dining peers, as measured by Knapp Track. We'll give you more specifics when we report the first quarter.

Samuel Sekine:
And in respect to just the different restaurants you guys have, can you comment on the best quartiles versus the worst quartiles sales? Just how far are they apart?

Amy Bertauski:
I don't specifically know that number. I can tell you that there's quite a diversion between our top quartile and our bottom quartile.

Samuel Sekine:
Any sense of magnitude?

Amy Bertauski:
I don't have that in front of me.

Samuel Sekine:
And also, do you guys foresee any impact of the Affordable Care Act?

Amy Bertauski:
You know, we're certainly following that. The fact that the employer mandate was pushed back a year put the timing of everything in the back burner, so to speak, but we're following that. The majority of our work force is not full‑time as defined by the mandate so that's something that we're also looking at and attempting to quantify. It is not something facing us in our next fiscal year. We're continuing to watch it and to make sure that we're competitive with what others are doing, and that we're addressing any potential cost impacts from that as we move throughout the fiscal year and coming up on the 01/01/15 employer deadline.

Samuel Sekine:
Thanks. That's it for me.

Operator:
Thank you. As a reminder, it is star, one, if you'd like to ask a question. We'll go next to David Yoon with GSO Capital.

David Yoon:

I was wondering if you could comment on why Texas Roadhouse has been doing so well, relative, in terms of sales versus you guys?

Mike Andres:
Well, I think one of the things that they've done well is they've kept their offer and their menu very simple over the years. I don't think they've changed it in 10 years. They just execute well and they offer great value from the consumer's perspective. So, I think what they're doing is a good model for people to learn from.

David Yoon:
Do you guys compete against them head to head in any of your markets?

Mike Andres:

Oh, yeah.

David Yoon:
Yes. Okay. And, I think you mentioned earlier in the call about a new prototype restaurant. Could you just talk about that a little bit more in terms of the cost per store for this new prototype, this new remodel, and what you may have budgeted for 2014 or 2015?

Mike Andres:
We haven't fully baked in all the costs, because we're still in the design and engineering phase but obviously we'll be very concerned about making sure that we don't get too far off of where we are today. It's important that we continue to take the pressure off the returns for the proto restaurants and make sure we give ourselves opportunities in the markets that we're going into and we don't want to spend too much, obviously, to preclude us from going into those markets. But, I think there's some elements of our current building that our operators have some suggested could be better. And also, I think if you look at our early buildings and how they contributed to our brand identity, there are some elements in that we want to recapture. That's what we'll be learning from this testing in the one or two locations this year.

David Yoon:
Okay. That's helpful. So 2014 maybe a couple test prototypes, but probably more if those work out well. Sounds like it will be a 2015 event, am I hearing you right?

Mike Andres:
Yes. That's fair, David.

David Yoon:
I'm sorry, I just wanted to ask you again just for clarification on the negative EBITDA stores. You mentioned roughly 20 are negative EBITDA but it's a larger number than it was in the past due to lower traffic and higher commodity costs. But then you said something else. I think I missed what you said.

Amy Bertauski:
That's okay. I was just also giving you the number of negative EBITDAR restaurants.

David Yoon:
Oh, EBITDAR, I'm sorry.

Amy Bertauski:
Because rent structure is important to us as many of our properties are leased.

David Yoon:
Okay. Got you. What was that number?

Amy Bertauski:
That was roughly seven.

David Yoon:
Okay. Great. And actually, while we're on the topic of leases, since you're financing most of your stores with leasebacks, what are the general terms of your leases in terms of escalators and the general term of your leases?

Amy Bertauski:
We're typically doing 20‑year base terms with five‑year option periods and the escalators are roughly 10% every five years.

David Yoon:
Ten percent every five years.

Amy Bertauski:
Right.

David Yoon:
In the first five years it's pretty much flat until the five‑year mark, and then it goes to 10% up?

Amy Bertauski:
Yes. That’s more of what we’re doing today. We do have a handful of restaurants that the escalations go up each year, but they still equate to the 10% over five years. Whichever way you get there, it's roughly a 10% every five years increase.

David Yoon:
Yes, got it. That’s helpful. Thank you.

Amy Bertauski:
You're welcome.

David Yoon:
Sorry, just one other question. What about wages? Minimum wage, et cetera. Are you seeing pressure on the labor front?

Amy Bertauski:
That's a great question. We don't have a lot of restaurants that are being impacted by minimum wage. The last time I looked at it, there were four states, less than 30 restaurants, that were seeing minimum wage impacts and it was less than $100,000 of impact across our entire system.

David Yoon:
Sorry. Four states.

Amy Bertauski:
Four states that we operate in we're facing minimum wage increases, and in those four states we operate approximately 30 restaurants and the dollars are just insignificant across our system, less than $100,000 of annual impact.

David Yoon:
Okay. Great, thank you. I’m sorry, one more question. Sorry, I lied.
In terms of cost of goods sold, you know, you're talking about going fresh, doing some stuff in-house in terms of prepping and quality. I think you answered part of the question from a price perspective. I was wondering if you can just talk about that in terms of cost? How much is that going to cost to implement the new menu, fresher ingredients, and all that stuff?

Mike Andres:
We're working through that right now. But we think that we have some unused capacity, if you will, at different times of the day in the back of the house that we can utilize. So at this point in time, we're projecting that it would be minimal.

David Yoon:
Okay. Okay. Thank you very much. Appreciate it.

Mike Andres:
Thank you.

Operator:
Thank you. We'll go next to Adam Plissner with Credit Suisse.

Adam Plissner:
Hi, good morning. I was wondering if you could set at a higher level, describe what you think the difference is between the outperforming and underperforming stores, whether you think it's intrusion, the lease structure, maybe geography?

Mike Andres:
I think it has to do with all of the above. But, you know, at the end of the day, if you've got a strong operator in those restaurants and they're running exceptional operations on a day‑to‑day basis and execute well then those stores are going to do well. And obviously, even then, if you get impacted by a competitor coming into the marketplace, you're going to have to deal with that for a period of months. But, at the end of the day, we want to make sure, as I mentioned earlier, that when a competitor does intrude on the market that we've got an offering that is relevant, we're contemporary, and we've got the best people in place so that we can make sure that they can compete effectively on the street to make sure that people are pulling into their driveway versus somebody elses. I think that's where we're headed and where the energy and excitement on our team is right now and that they like some of the changes they're seeing. They love the menu changes and they're proud of the new food, not that they're not proud of the rest of the menu-but they're more proud to be able to put in that extra touch into the food preparation. So all those things, I think will be helpful across the board, in getting positive impact.

Adam Plissner:

Okay. And just getting back to the reference that you just made that you think there is some cost to take out in unused capacity, I guess, to utilize to go to finance some of the investments you're making in the menu simplification and product offerings. Does the complexity of the menu today lead to higher than needed staffing in the back? Can you compare and contrast if you had a more simplified menu, how many people are in the kitchen today and what kind of overstaffing you think exists if you were to simplify the menu?

Mike Andres:
I don't think we're overstaffed today. I think just the way we allocate people's times in the back of the house may change so they don't have perhaps as much idle time as they may have had in the past. They're going to be fully engaged in doing something, certainly during non peak times prepping and preparing for the next shift. Again, we're still testing and we're still making it simpler. We're introducing some new equipment with the new breading station that will help them in terms of the hand‑breading. Everything will be hand‑breaded and prepared carefully. All of those things are part of the process and it takes the time. Because, again, the changes are comprehensive in nature, but ultimately we want to make sure that whatever changes we put out there the operators can execute well.

Adam Plissner:
Got it. And if I think about historically, I guess, in terms of new product offerings, you guys have carried the cost of development for three to four new items a year embedded in your current P&L. How do you put that in reference to what you're trying to roll out in the cost of this product launch?

Amy Bertauski:
I think from an infrastructure standpoint, if that's what you're talking about, and supporting the culinary team here in the office that I would consider that somewhat benign to what we've had in the past. I do think we would expect incremental training, as we move forward with these new initiatives, due to the comprehensive nature of the changes we're making.

Adam Plissner:
Great. And Amy, can you remind me what the percentage day part is? And maybe in reference to the promotional change in strategy? Is a big part of the promotional strategy wrapped around day part, at least, when it comes to the two for one?

Amy Bertauski:
Our day part mix is 65% dinner, 35% lunch. And that's been very consistent over a number of years. I don't think that our promotional strategy, as I think back historically, or even moving forward, that it's in any way attempted or will really influence that overall mix. We hope to grow traffic and sales at both day parts.

Adam Plissner:
Okay. Thanks, guys.

Mike Andres:
Thank you.

Operator:
Thank you. We'll go next to Tom Keitel with American Financial Group.

Tom Keitel:
Thank you. The last part of the question kind of stole my thunder a little bit. But I guess I'll expand a little. When I think about the promotions and the industry, you can see the promotions all day long from your direct competitors and less so direct competitors. But can you frame your traffic if you will even, say, within a month, and again, I don't have all your promotions memorized. But, you know, when you're running a promotion, are the people just using the coupon on Saturday night when you're pretty full anyway or are they coming in at 10 o’clock, when your restaurant's two‑thirds empty? And another part of it would be your traffic is down 5% or something like that and in the week of the promotion is the traffic positive? And when you don't have a promotion is your traffic down 20% or how does the math of that work out?

Mike Andres:
It's very challenging. Obviously what we're looking at promoting is the day parts where we're least busy. We don't typically promote on Thursday, Friday, Saturday nights, or Sunday. So our two full meal promotion, for instance, is early part of the week, Monday through Wednesday and early during the day on Thursday. So, we're promoting in our off‑peak times, which obviously makes sense. We're looking at working towards, again, the every‑day low price offering that you can get any time that you come into the restaurant. And we're looking at some limited time only new items we'll be launching, including three new steak toppings in the next few weeks. But, as you mentioned, you're seeing something every day. We're also using our Nut‑E club, our email blast to make sure we're in front of people on a regular basis and letting them know what's going on in the restaurants and increasing our digital footprint. A lot of things are going into the mix in terms of how we're trying to break through the clutter in the marketplace, but there is a lot of clutter. When you are confronted with a week where you were doing a buy one get one the previous year, you expect it's going to be challenging to overcome that particular day’s comp. And I think we're expecting some choppiness, as we get through this. But we're going to do the things that we think are in the best interest of our brand long‑term, and the best interest of our guests, and our employees.

Tom Keitel:
Thank you very much.

Operator:
Thank you, we'll go next to Ben Fader-Rattner from Canyon Capital.

Ben Fader-Rattner:
Good morning.

Amy Bertauski:
Hi, Ben.

Ben Fader-Rattner:
Hi. Just wanted to ask another question about the EBITDA negative stores? Can you quantify what the aggregate EBITDA is of the 20 stores that are EBITDA negative?

Amy Bertauski:
I would say roughly $2.5 million.

Ben Fader-Rattner:
Got it. Last year you guys were impacted by Hurricane Sandy. Is that going to be a material tail wind for you in the next quarter?

Amy Bertauski:
I wouldn't consider it material at all, no.

Ben Fader-Rattner:
Okay. You know there are a lot of initiatives that you guys are working on, and understanding that they take a while. Maybe if you can just take a step back and walk us through your thinking on what the timing is for seeing the benefit of all these initiatives?

Mike Andres:
Well, I would just tell you we're on schedule relative to our plan. We started out with a comprehensive business review, both internally and externally, engaged in cross functional teams to develop initiatives to address those opportunities that were identified in the business review. We spent considerable time in menu development. We tested three different propositions and we're currently expanding to market test, which is a comprehensive plan that is a product of that learning to date. We're also metering out some changes in the restaurant operations and offering to allow our teams to focus on each deployment and optimize execution. So we don't want to compress or shortcut that process because it doesn't lead to a happy ending. We're on track. As I mentioned, there's a great sense of urgency, but we're going to take the time necessary to do it right the first time, backed up by a longer‑term strategy to build on that foundation. So, right now we want to make sure we close those gaps that we've talked about, then once we've closed the gaps with our competition, and between expectations of our guests and how we're executing the restaurant we think we can sharpen the differences between us and our competitors to drive traffic moving forward.

Ben Fader-Rattner:
So, in your mind, Mike, when do you expect to see a positive impact?

Mike Andres:
Well, I don't expect to see a positive impact on changes that we haven't made. So, when we're in a position to understand the results of this current market test, and if we like what we've seen and our guests love it we will have the learnings necessary to start to expand. That's when I would expect that we would start to see some change in our trajectory.

Ben Fader-Rattner:
And when would that be?

Mike Andres:
Well, as I mentioned, we're in test right now. So this will be our first market test. And I don't expect to read anything that would be meaningful until late in this calendar year.

Ben Fader-Rattner:
Okay. You guys have referenced on previous calls that buying bonds on the open market is something that you would entertain. Obviously, with the reduction in Cap Ex in fiscal 2014, you know, you guys should build some additional cash reserves. Can you talk about your latest thinking on buying back bonds and maybe tie the answer in with thoughts on liquidity?

Amy Bertauski:
Yes, Ben, that's not anything that we're currently looking at. We're probably more protective than ever of our cash positions, given our lower EBITDA trend. And to take you back to all of our initiatives and the five sources of growth that Mike laid out, we really want to invest our cash in growing our base business and opening new restaurants. So that really is where we continue to be focused as well as just balancing our cash, which I think adds to your liquidity question a little bit. We're really cognizant of the timing of our interest payments against our upcoming capital needs and our cash balance. And even though we're slowing growth in FY14, that's not producing a tremendous amount of excess free cash giving the loss in EBITDA we've had over the last year.

Ben Fader-Rattner:
Okay, and then one last question. You mentioned earlier 100 basis‑point cost opportunity. Can you talk about that in a little more detail of, you know, when you would expect to realize the benefit of that?

Mike Andres:
Yes. Thanks, Ben. The question was what would I expect, and I would expect 100. I'm not sure our operators would agree with that. But what I'm seeing with this tool is that it’s a tool that our operators will have confidence in. And it also has some unique features to allow us to do some things with protein yields that will we haven't had in the past. So, I think with the tool and with potential improvement of protein yield there is the potential for 100 basis points. But until we put it into some restaurants and actually validate that, I would be a little reticent to give you any confident number of what that will be. But it will be an improvement from where we are today.

Ben Fader-Rattner:
Thank you very much. Appreciate it.

Operator:
Thank you. We'll go to Ken Bann with Jefferies.

Ken Bann:
Thanks for the time. Wanted to ask you about your marketing programs and you talked a little bit about how that's changing. Are you changing the amount that you're spending on marketing? And could you talk a little bit more specifically about what kind of different things that you're doing, and how you're changing the channels that you're using for your marketing?

Mike Andres:
Thanks, Ken. As I mentioned, we hired a new agency this summer, the largest digital agency in the country. So, what we're looking at is becoming much more effective and efficient with our mix. In the past, our mix has been primarily broadcast television and some print. Moving forward we are looking at being much more targeted. We've got some additional data about what we call our high‑value guest to help us understand how we can reach them. Digital seems to be a good place to be able to do that and of course, and our new agency will support those efforts. We're looking at different campaigns relative to local store marketing, which I think is going to be a big opportunity. As I mentioned earlier, we're going to be reallocating some of our marketing dollars to put some boots on the ground, if you will, to really start to work the communities to promote our brand and be much more involved with the communities, with the schools, and business‑to‑business. All the things that are critical in the marketplace today especially if you look at our footprint with the number of restaurants we have and the broad geography. You've got to do a better job in the trading area around your restaurants and so we're going to put the time and resources towards doing that. We started doing local marketing efforts in a few restaurants this past quarter with pretty good results. All of this includes refreshing our perspective and we've got new perspectives from a couple of new agencies that are helping us. And we think it's going to pay dividends for us.

Ken Bann:
And how long will it take to roll out these programs to really be more effective on a local basis?

Mike Andres:
It could be fairly quick once we've established the right individual and the approach that we're taking. It's just a matter of getting out there, making the contacts and inviting them into the restaurant. And we see it as a great opportunity to get trial from folks that have lapsed and haven't been to Logan's for a while. If you're helping out with your kids' schools or the band, or whatever, all of a sudden there's a reason for you to come visit us, and once we know that you're new, you haven't been for a while, we'll take that opportunity to make sure that you come back.

Ken Bann:

Okay. Sounds good. And in terms of overall spending, will it be about the same as you've been spending in the past, or more or less?

Amy Bertauski:
At this point we're modeling a relatively flat level of spending. As Mike mentioned, a lot of our efforts are reallocation and being more efficient with the dollars that we've spent in the past. With that said, if we found a program that worked and was really showing strong returns, we're not afraid to invest more in marketing but we would have to be to that point where we're seeing the return. So, for now, we're modeling a very consistent spend as in the prior year on our marketing line.

Ken Bann:
Okay, great. Thanks a lot.

Amy Bertauski:
You're welcome.

Operator:
At this time, I would like to turn it back over to the management team for additional or closing remarks.

Mike Andres:
Just want to thank everybody for their time and their interest, and we look forward to talking the next time.

Amy Bertauski:
Thank you.

Mike Andres:
Have a good day.

Operator:
That does conclude today's conference. Thank you for your participation.